Contacts:

  Community Central Bank Corp., Ray Colonius, CFO - P:586 783-4500
  Marcotte Financial Relations, Mike Marcotte - P:248 656-3873

Community Central Bank Receives Regulatory
Approval for Purchase and Assumption of
of North Oakland Community Bank                                                  For Immediate Release

            MOUNT CLEMENS, Mich., Oct. 14, 2003 -- Community Central Bank Corporation (NNM:CCBD) announced that its wholly owned subsidiary Community Central Bank has received regulatory approval of its previously announced transaction with North Oakland Community Bank, one of two wholly owned subsidiary banks of Michigan Community Bancorp, Ltd. (OTCBB:MCBP).

            Under the terms of the definitive agreement, Community Central Bank agreed to purchase substantially all of the assets and liabilities of North Oakland Community Bank located in Rochester, Michigan, which operates a single full service branch.

            David A. Widlak, Chairman and CEO of Community Central Bank Corporation said, "We are delighted to report we have received regulatory approval of the transaction. Closing of the transaction is set for Friday, October 17, 2003, with the Rochester bank facility operating under the name Community Central Bank beginning Monday, October 20, 2003. Community Central Bank Corporation will continue to explore the expansion of its banking, mortgage and financial services base."

            Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in downtown Mount Clemens in October 1996. The Bank serves businesses and consumers across Macomb and St. Clair counties with a full

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Community Central Bank Corp.
North Oakland Bank

range of lending and deposit services. The Bank operates a Loan Center in Port Huron, Mich., serving small to medium-sized businesses in the St. Clair County area, and a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Anchorville, Dearborn, Livonia, and Warren, Mich. The Corporation's common shares trade on the Nasdaq National Market under the symbol CCBD.

            Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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